As filed with the Securities and Exchange Commission on April 28, 2005

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hemagen Diagnostics, Inc.	Delaware	04-2869857
(Exact Name of Registrant as Specified in Its Charter)	(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employee Identification Number)

9033 Red Branch Road
Columbia, Maryland 21045
(410) 740-3198
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

_________________

William P. Hales
Chief Executive Officer
Hemagen Diagnostics, Inc.
9033 Red Branch Road
Columbia, Maryland 21045
(443) 367-5500
Facsimile (410) 997-7812
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

with a copy to:

Gary P. Kreider, Esq.
Keating Muething & Klekamp PLL
One East Fourth Street
Suite 1400
Cincinnati, Ohio 45202
(513) 579-6411
Facsimile (513) 579-6457

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

_________________

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered (1)	Amount To Be Registered	Proposed Maximum Aggregate Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(2)
Common Stock	12,189,104	$.25	$3,047,276	$359

(1)	The Common Stock being registered consists of: (a) 10,457,090 shares of Common Stock which may be offered from time to time by the selling securityholders, including 5,377,644 shares of Common Stock that may be obtained upon the conversion of the registrant’s 8% Senior Subordinated Secured Convertible Notes due 2009; and (b) 1,732,014 shares of Common Stock issuable upon the exercise of options held by certain of the selling securityholders.

(2)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices of the registrant’s Common Stock on the over-the-counter bulletin board market on April 26, 2005.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED APRIL 28, 2005

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

HEMAGEN DIAGNOSTICS, INC.

Common Stock

        On December 23, 2004 we completed an exchange offer pursuant to which holders of 8% Senior Subordinated Secured Convertible Notes due 2005 exchanged those Notes for shares of Common Stock and modified 8% Senior Subordinated Convertible Notes due 2009. In this prospectus we refer to these modified 8% Senior Subordinated Convertible Notes due 2009 as “Modified 8% Notes due 2009.” In connection with the exchange offer, we agreed to use our best efforts to register the Common Stock, including the Common Stock that may be acquired upon conversion of the Modified 8% Notes due 2009.

        The selling securityholders named in this prospectus may sell, from time to time after September 30, 2005, 10,457,090 shares of Common Stock, including 5,377,644 shares of Common Stock that may be acquired upon conversion of our Modified 8% Notes due 2009. We are also registering 1,732,014 shares of Common Stock issuable upon the exercise of options held by certain selling securityholders named in this prospectus.

        We refer to these shares of Common Stock described above as the “Common Stock” or the “securities.”

        We will not receive any proceeds from the sale of any of these securities by the selling securityholders. This prospectus contains general information about these securities.

        Our Common Stock is traded on the over-the-counter bulletin board (OTC-BB) market under the symbol “HMGN.” On April 26, 2005, the per share closing price of our Common Stock on the OTC-BB was $.25.

        Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2005

TABLE OF CONTENTS

Page
WHERE YOU CAN FIND MORE INFORMATION INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE RISK FACTORS SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS HEMAGEN DIAGNOSTICS, INC. USE OF PROCEEDS DESCRIPTION OF COMMON STOCK MARKET FOR COMMON STOCK DIVIDENDS SELLING SECURITYHOLDERS PLAN OF DISTRIBUTION LEGAL MATTERS INDEPENDENT AUDITORS	1 1 3 9 10 11 11 11 12 12 16 18 18

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        Please call the Securities and Exchange Commission at (800) 732-0330 for further information about the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

        The Securities and Exchange Commission also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov. SEC filings may also be accessed free of charge through our Internet site at www.hemagen.com. Information contained on our website, other than documents specifically incorporated by reference into this prospectus, is not intended to be incorporated by reference into this prospectus, and you should not consider that information as part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are “incorporating by reference” into this prospectus certain information that we file with the Securities and Exchange Commission, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about us and our finances.

SEC Filings (File No. 001-11700)	Period
Annual Report on Form 10-KSB	Year Ended September 30, 2004

Quarterly Report on Form 10-QSB	Quarter Ended December 31, 2004

Current Reports on Form 8-K	September 30, 2004, October 16, 2004,
November 1, 2004, November 15, 2004,
November 22, 2004, November 30, 2004,
December 3, 2004, December 17, 2004,
December 22, 2004, December 23, 2004
and February 15, 2005

Registration Statement on Form 8-A	Filed on February 2, 1993.

        All documents that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus to the end of the offering of the securities under this document shall also be deemed to be incorporated herein by reference. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Deborah F. Ricci
Chief Financial Officer
Hemagen Diagnostics, Inc.
9033 Red Branch Road
Columbia, Maryland 21045
(443) 367-5500

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

        You should rely only on the information incorporated by reference or provided in this prospectus and the prospectus supplement. No one else is authorized to provide you with any other information or any different information. We are not making an offer of securities in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

RISK FACTORS

An investment in the securities offered under this prospectus involves a high degree of risk. You should carefully consider the risk factors described below, including the risks set forth under “Special Note Regarding Forward-Looking Statements” and all other information contained in this prospectus, as well as the other information we include or incorporate by reference in this prospectus.

Risks Related to the Securities

Our Common Stock is Thinly Traded.

Our Common Stock trades on the over-the-counter bulletin board (OTC-BB) market and is thinly traded compared to larger, more widely known companies. Thinly traded securities can be more volatile than securities trading in a more active public market. We cannot predict the extent to which an active public market for the Common Stock will exist after this offering.

Dilution and Market Share Overhang

We have 15,204,351 shares of Common Stock outstanding. These shares include 5,079,446 shares issued in connection with our recently completed exchange offer. We are also obligated to issue an additional 2,338,014 shares upon the exercise of outstanding options, 12,500 shares upon the conversion of the 8% Notes due 2005, and 5,377,644 shares upon the conversion of the Modified 8% Notes due 2009.

As of April 26, 2005, the previous thirty day average daily volume for our Common Stock equals only approximately 10,400 shares. This lack of liquidity in our Common Stock would increase the risk associated with investing in our Common Stock. The sale of any significant portion of these shares could have a depressing effect upon the trading market for our Common Stock.

We have not Paid, and Do Not Expect to Pay, Dividends on our Common Stock.

We have not paid dividends on our Common Stock since our inception and do not intend to pay any dividends to our Common Stock holders in the foreseeable future. We intend to reinvest any earnings in the development and expansion of our business.

Our Stock Price is Highly Volatile, and investing in our Stock Involves a High Degree of Risk.

The market price of our Common Stock, like the securities of many other medical diagnostic companies, fluctuates over a wide range, and you can expect it to continue to be highly volatile in the future. Since October 1, 2001, our stock has traded at a high of $1.19 and a low of $0.10. The following factors may affect the market price of our Common Stock:

•	fluctuation in our operating results;

•	new product announcements made by us or our competitors;

•	our ability to develop, introduce and market new products on a timely basis;

•	our manufacturing capacities and our ability to increase the scale of these capacities;

•	the amount we spend on research and development;

•	changes in our strategy;

•	consolidation within our industry;

•	changes in the regulatory environment;

•	public concern as to the safety of our devices or similar devices developed by our competitors; and

•	general market conditions.

Because our stock price is so volatile, investing in our Common Stock is highly risky. A potential investor must be able to withstand the loss of his entire investment in our Common Stock.

Certain of these Shares are Restricted From Trading Until After September 30, 2005

The 5,079,446 shares issued in the exchange offer and the 5,377,644 shares that may be acquired upon the conversion of our Modified 8% Notes due 2009 are restricted against transfer until October 1, 2005.

Directors Stock Purchase Plan and Company ESOP Plan

The Company has a Directors 10b(5)-1 Stock Purchase Plan and an Employee Stock Ownership Plan that purchase on a quarterly basis approximately $16,000 of the Company’s Common Stock on the open market. This quarterly contribution may change over time and affect the demand for the Company’s Common Stock.

Risks Relating to Our Business

We are Not Profitable.

We incurred a net loss in each of the last six fiscal years and an operating loss in five of the last six fiscal years, showing an operating profit of $245,000 only in the year ended September 30, 2003. In the year ended September 30, 2004, we reported an operating loss of approximately $569,000. There can be no assurance that we will experience profitability in the future. Our ability to be consistently profitable will depend, in part, on our ability to execute our business plan. We make no assurances that we will be able to successfully execute our business plan which includes:

•	continuing to develop innovative products;

•	increasing our sales and marketing activities;

•	increasing our manufacturing activities and efficiencies; and

•	effectively competing against current and future competitors.

We Have a Major Customer and the Loss of Such Major Customer Would Significantly Affect Our Revenues.

During the years ended September 30, 2004 and September 30, 2003, we derived approximately $923,000 and approximately $1,343,000, respectively, or 12% and 16%, respectively, of our revenues from one significant customer under a supply agreement that extends to December 2006. If we were to lose the revenue from this contract, we may not be able to replace those revenues. Our financial position, results of operations, our ability to pay debt and our ability to make distributions to our stockholders may be adversely affected by financial difficulties experienced by our major customer.

We are Subject to Risks and Uncertainties that May Cause Our Actual Results, Performance or Achievement to Differ Materially from our Historical Results.

Our periodic operating results have varied in the past. In the future, we expect our periodic operating results to vary significantly depending on, but not limited to, a number of factors, including, in addition to those factors discussed elsewhere in this section:

•	new product announcements made by us or our competitors;

•	changes in our pricing structures or the pricing structures of our competitors;

•	our ability to develop, introduce and market new products on a timely basis;

•	our manufacturing capacities and our ability to increase the scale of these capacities;

•	the amount we spend on research and development;

•	changes in our strategy;

•	consolidation within our industry; and

•	changes in the regulatory environment.

We May Need Additional Funding in the Future for Our Operations, and These Funds May Not be Available to Us.

We believe that cash flow from operations, cash on hand and our existing credit facility will be sufficient to fund our operations and capital expenditures over the next twelve months, although we can give no such assurance.

We are currently evaluating securing additional debt for the purchase of real estate that will be subject to certain operating terms that the Company may not be able to maintain. In the event the company purchases this real estate, the $1,000,000 line of credit facility may be required to be reduced in order to put the real estate financing in place.

To the extent that our existing resources and anticipated revenue from the sale of our products are insufficient to fund our activities, we will have to raise additional funds from the issuance of public or private securities. The Modified 8% Notes due 2009 also restrict our ability to incur additional debt and contain other covenants that may limit our ability to raise additional funding. We may not be able to raise additional funding, or if we are able to, we may not be able to raise funding on acceptable terms. We may dilute then-existing stockholders if we raise additional funds by issuing new equity securities. Alternately, we may have to relinquish rights to certain of our technologies, products and/or sales territories if we are required to obtain funds through arrangements with collaborative partners. If we are unable to raise needed funds, we may be required to curtail our operations significantly. This would materially adversely affect our operating results and financial condition.

We Rely on Trade Secrets and Confidentiality Agreements to Protect our Technology.

While we own a number of patents, we protect our technology primarily as trade secrets rather than relying on patents, either because patent protection is not possible or, in our opinion, would be less effective and more expensive than maintaining secrecy. In addition, we rely upon confidentiality agreements with our employees. To the extent that we rely on confidentiality agreements and trade secret protection, there can be no assurance that our efforts to maintain secrecy will be successful or that third parties will not be able to develop the technology independently.

We Own Patents, the Loss of Any of Which Would Negatively Affect Our Business.

Our patents may not provide significant proprietary protection because there is a chance that they will be circumvented or invalidated. We cannot be certain that we were the first creator of the inventions covered by our issued patents or pending patent applications, or that we were the first to file patent applications for these inventions, because (1) the United States Patent and Trademark Office maintains all patent applications in secrecy until it issues the patents and (2) publications of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months. We may have to participate in interference proceedings, which are proceedings in front of the U.S. Patent and Trademark Office, to determine who will be issued a patent. These proceedings could be costly and could be decided against us.

We may in the future apply for patent protection for certain other technology when management believes such protection would be beneficial to us. The protection afforded by patents depends upon a variety of factors which may severely limit the value of the patent protection, particularly in foreign countries, and no assurance can be given that patents, if granted, will provide meaningful protection for our technology.

Our Internal Research and Development Resources are Limited.

Our research and development expenses for the years ended September 30, 2004 September 30, 2003 were approximately $247,000 and $220,000, respectively. This limited amount of annual expenditures may inhibit our ability to develop new products.

We Rely on Distributors to Sell Our Products and Have Sole Distributorship Agreements in a Number of Countries.

We distribute many of our products primarily through distributors. As a result, we are dependent upon these distributors to sell our products and to assist us in promoting and creating a demand for our products. We have a number of distributors in and outside of the United States who distribute our products. We believe that our future growth depends on the efforts of these distributors. If any of our distributors were to stop selling our products we may not be able to replace such lost revenue. Furthermore, many of our distributors may carry our competitors’ products, and may promote our competitors’ products over our own products.

We Have Substantial Sales in Brazil and our Revenues are Subject to the Currency Fluctuations, Political and Economic Risks Associated with doing Business in Brazil.

A significant amount of our sales are through our Brazilian subsidiary and are subject to the currency fluctuations, political and economic risks associated with doing business in Brazil and over which we have no control. Our growth plans include continuing to grow revenues in Brazil going forward. Our revenues in Brazil were approximately $931,000 for the year ended September 30, 2004 and $621,000 for the year ended September 30, 2003, or 12% and 7% of our total revenues, respectively.

Compliance with Governmental Regulations Impose Significant Costs on our Business and New Governmental Regulations May Impose Additional Costs on our Business.

Federal, State and Local Regulations

In the United States we are subject to numerous federal, state and local regulations regarding the manufacture and sale of health care products and diagnostic devices. These regulations are subject to change. We cannot predict what impact, if any, such changes would have on our business.

Our production and marketing activities are subject to regulation by the FDA, under the authority of the Federal Food Drug, and Cosmetic Act. These regulations require that we must formally notify the FDA of our intentions to market in vitro diagnostic devices through a regulatory submissions process, either the 510(k) process or the Premarket Approval (PMA) process. When a 510(k) process is used, we are required to demonstrate that the product is “substantially equivalent” to another product in commercial distribution. We cannot proceed with sales of our diagnostic products in the United States until we receive clearance from the FDA in the form of a substantial equivalency letter. Currently, the majority of products that are reviewed by the 510(k) process are cleared within 90 days. In certain cases, specifically for Class III devices, we must follow the PMA process that involves a lengthier and more burdensome process.

We are required to register with the FDA as a device manufacturer and to disclose our devices. Accordingly, we are subject to inspection on a routine basis for compliance with the FDA’s Quality System Regulations. These regulations require that we manufacture our products and maintain our documents in a prescribed manner with respect to design, manufacturing, testing, process control, and distribution activities. In addition, we are required to comply with various FDA requirements for labeling, pursuant to the applicable regulations. Finally, the FDA prohibits an approved device from being marketed for unapproved applications. A failure to satisfy any of these regulations could have a material adverse effect on our business and results of operations.

Federal and state regulations regarding the manufacture and sale of health care products and diagnostic devices may change. We cannot predict what impact, if any, such changes would have on our business.

International Regulations

Our products are distributed internationally and we are subject to numerous regulations regarding the manufacture and sale of health care products and diagnostic devices in territories outside the United States. These regulations are subject to change. We cannot predict what impact, if any, such changes would have on our business.

The regulatory controls being imposed upon us with respect to the international distribution and marketing of in vitro diagnostic devices are increasing. Specifically, member nations of the European Community are developing a standardized quality system called EN 29000 that is anticipated to be effective throughout the European Community once enacted. Companies will be allowed a grace period to conform to the directive. We will be required to conform to the EN 29000 regulations for any product sold in the European Community. The European Community has adopted the IVD Directive. All in vitro devices must bear the CE Marking of Conformity by December 2003. We have registered most of our products and continue to work to register several other products. In addition, other countries are expected to come under the IVD directive and we will continue to register products where necessary. Hemagen received the CE Marking for the Analyst instrument in December 1999.

In addition, as we continue to sell in foreign markets, we may have to obtain additional governmental clearances in those markets. We may not be able to obtain regulatory clearances for our products in foreign markets, and the failure to obtain these regulatory clearances will materially adversely affect our business and results of operations.

A Recent FDA Inspection Cited Quality Systems Weaknesses Which We Must Rectify.

We are subject to periodic inspections of the FDA. One such inspection was conducted at our Columbia, Maryland facility in August 2004. As a result, three observations that were considered to be weaknesses in our quality systems were cited. We have responded to the FDA that we will make the appropriate changes to our quality system to prevent the observations from continuing, but if we fail to make these changes, it could result in our receiving a warning letter from the FDA, which could lead to the FDA inhibiting our ability to ship our products.

We Depend on Key Members of our Management and Scientific Staff, and We Must Retain and Recruit Qualified Individuals if We are to be Competitive.

We are highly dependent on the principal members of our management and scientific staff. The loss of any of these key personnel, including in particular William P. Hales, our President and Chief Executive Officer, and certain scientific personnel might impede the achievement of our business objectives. We are not aware of any member of our senior or executive management team who intends to retire within one year of the date of this filing. We do not maintain key man life insurance on any of our active employees.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes Oxley Act of 2002.

We are evaluating our internal controls systems in order to allow management to report on, and our independent auditors to attest to, our internal controls, as required by this legislation. We will be performing the system and process evaluation and testing (and any necessary remediation) required in an effort to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes Oxley Act. We are required to comply with Section 404 for our fiscal year ending September 30, 2006. As a result, we expect to incur additional expenses and diversion of management’s time. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 in a timely fashion, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations since there is no precedent available by which to measure compliance adequacy. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the Securities Exchange Commission. Any such action could adversely affect our financial results.

Our management is aware that there is a lack of segregation of duties due to the small number of employees within the financial and administrative functions of the Company. However, management has decided that considering the employees involved and the control procedures in place, risks associated with such lack of segregation are insignificant and the potential benefits of adding employees to clearly segregate duties do not justify the expenses associated with such increases. Management will continue to evaluate this segregation of duties. In addition, management is aware that many of the internal controls that are in place at the Company are undocumented controls. The Company is working to document these controls to be in compliance with Section 404.

We May be Subject to Product Liability Claims.

The research, development, manufacturing, testing, marketing and sale of clinical diagnostic products entail an inherent risk of allegations of product liability, and there can be no assurance that product liability claims will not be asserted against us. We may incur product liability due to product failure or improper use of products by the user. Inaccurate detection may result in the failure to administer necessary therapeutic drugs or administration of unnecessary and potentially toxic drugs. Even with proper use of a product, there may be specific instances in which the results obtained from our test kits could lead a physician to predict the inappropriate therapy for a particular patient. Today, we maintain product liability insurance in the amount of up to $2,000,000 per incident and in the aggregate which, based on our experience and industry practice, we believe to be adequate for our present operations. No assurance can be given that our insurance coverage is sufficient to fully insure against claims, which may be made against us.

Our Activities Involve the Use of Hazardous Materials, and We may be Held Liable for any Accidental Injury from these Hazardous Materials.

Our research and development activities involve the controlled use of hazardous materials. Although we believe that our safety procedures for handling and disposing of our hazardous materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for damages that result and significant and unexpected costs including costs relating to liabilities and clean-up, costs from increased insurance premiums or liability to obtain adequate insurance at a reasonable price and costs from loss of operations during clean-up.

Our Industry is Highly Competitive.

The clinical diagnostics industry is highly competitive. There are many companies, both public and private, engaged in diagnostics-related research and development, including a number of well-known pharmaceutical and chemical companies. Competition is based primarily on product reliability, customer service and price. Many of these companies have substantially greater capital resources and have marketing and business organizations of substantially greater size than us. Many companies have been working on immunodiagnostic reagents and products, including some products believed to be similar to those currently marketed or under development by us, for a longer period of time than us. We expect competition within this industry to intensify.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in or incorporated by reference into this prospectus that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intend,” “believes,” “should,” and similar expressions and the negative versions thereof, and by the context in which they are used. Such statements are based only upon our current expectations. Any forward-looking statement speaks only as of the date made. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

        Statements concerning the establishments of reserves and adjustments for dated and obsolete products, expected financial performance, on-going business strategies and possible future action which Hemagen intends to pursue to achieve strategic objectives constitute forward-looking information. All forward-looking statements, including those relating to the sufficiency of such charges, implementation of strategies and the achievement of financial performance are each subject to numerous conditions, uncertainties, risks and other factors. Factors which could cause actual performance to differ materially from these forward-looking statements, include, without limitation, management’s analysis of Hemagen’s assets, liabilities and operations, the failure to sell date sensitive inventory prior to its expiration, competition, new product development by competitors which could render particular products obsolete, the inability to develop or acquire and successfully introduce new products or improvements of existing products, costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration and other governmental bodies and the ability to assimilate successfully product acquisitions.

HEMAGEN DIAGNOSTICS, INC.

        Hemagen Diagnostics, Inc., a biotechnology company that develops, manufactures and markets more than 150 FDA cleared proprietary medical diagnostic test kits, was founded in 1985. Our mission is to produce the highest quality diagnostics in user-friendly formats at the best prices and to distinguish ourselves as the customer focused, high quality, manufacturer of choice. We produce high quality diagnostic products in many different formats, all designed to meet the changing needs of today’s laboratory.

        We are a multinational corporation committed to serving markets worldwide. We continue to focus on new products and technologies, and our products are used in over one thousand respected laboratories, hospitals and blood banks throughout the world. We focus on markets that offer significant growth opportunities.

        In the United States, we sell our products directly to physicians, veterinarians, clinical laboratories, and blood banks and on a private-label basis through multinational distributors of medical products. Internationally, we sell our products primarily through an extensive distributor network.

        We have three key product lines:

        Our VIRGO line of immunoassays are used in the diagnosis of Autoimmune and Infectious Diseases. Hemagen is also highly regarded as a leader in the area of acute phase protein measurement with our C-Reactive Protein (CRP) and patented Serum Amyloid A (SAA) assays. VIRGO products utilize multiple technologies including enzyme linked immunosorbent assays (ELISA), immunofluorescence (IFA), and hemagglutingation (HA) to meet the demands of laboratories worldwide.

        Our RAICHEM division offers a complete line of clinical chemistry reagents and diagnostic products for in vitro diagnostic use in the clinical marketplace, hospitals, and reference labs. The RAICHEM product line includes Serum Protein Immunoassays (SPIA’s) and Control and Calibrator products. RAICHEM is focused on manufacturing the highest quality accurate, sensitive, reliable, easy to use reagents priced for the cost conscious laboratory. RAICHEM reagents are compatible with many chemistry analyzers.

        Our ANALYST BENCHTOP CLINICAL CHEMISTRY SYSTEM was purchased from Dade Behring, Inc., in 1998 and was originally designed, developed and marketed by the Dupont Company. The Analyst is a compact FDA cleared patented benchtop clinical chemistry profiler used to measure important constituents in human and animal blood. The analyzer provides results within ten minutes to physicians and veterinarians in their offices with the same accuracy and dependability that we bring to hospitals and commercial labs worldwide. Various rotor panels are available for diagnosing metabolic and organ function.

        Our principal offices are located at 9033 Red Branch Road, Columbia, Maryland, 21045, and our telephone number is (443) 367-5500. We maintain our corporate website at www.hemagen.com. Information on our website is not part of this Prospectus. Investors can obtain copies of our filings with the Securities and Exchange Commission from this site free of charge as well as from the Securities and Exchange Commission website at www.sec.gov. Information in this Prospectus should be read in conjunction with our Form 10-KSB for the year ended September 30, 2004, our Form 10-QSB for the quarter ended December 31, 2004 and all other documents listed above under “Incorporation of Certain Documents by Reference.”

        The following persons are the directors and/or officers and/or controlling persons of Hemagen:

William P. Hales Deborah F. Ricci Dr. Alan S. Cohen Richard W. Edwards Edward T. Lutz	President, Chief Executive Officer and Chairman of the Board of Directors Chief Financial Officer and Corporate Secretary Director Director Director

        The address of each person listed above is c/o Hemagen Diagnostics, Inc., 9033 Red Branch Road, Columbia, Maryland, 21045, and each such person’s telephone number is (443) 367-5500.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of any securities under this prospectus by the selling securityholders.

DESCRIPTION OF COMMON STOCK

        We are authorized to issue up to 30,000,000 shares of Common Stock, $.01 par value, of which 15,204,351 were issued and outstanding as of April 26, 2005. The following summary description of our Common Stock is qualified in its entirety by reference to our Restated Certificate of Incorporation.

        The holders of our Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of holders. There is no cumulative voting for the election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, holders of Common Stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefore, and, upon our liquidation, dissolution or winding up of, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preference on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon completion of the offering will be, validly issued, fully paid, and nonassessable.

MARKET FOR COMMON STOCK

        Our Common Stock has been traded on the Over-the-counter Bulletin Board OTC-BB market since March 3, 2003. Prior to that late, our Common Stock traded on the over-the-counter market through the NASDAQ Smallcap Market from February 4, 1993 to February 28, 2003. On April 26, 2005 the closing bid and ask price for our Common Stock as reported by the OTC-BB were $.25 and $.25 per share, respectively. As of April 26, 2005, the previous thirty day average daily volume for our Common Stock equals approximately 10,400 shares.

        For the period indicated, the following table sets for the range of high and low bid prices for our Common Stock as reported by the OTC-BB and the Nasdaq for the period indicated. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	High	Low
Fiscal Year Ended September 30, 2002
First Quarter	$ 0.99	$ 0.73
Second Quarter	1.19	0.80
Third Quarter	1.04	0.46
Fourth Quarter	0.79	0.29
Fiscal Year Ended September 30, 2003
First Quarter	$ 0.46	$ 0.10
Second Quarter	0.43	0.10
Third Quarter	0.48	0.15
Fourth Quarter	0.33	0.23
Fiscal Year Ended September 30, 2004
First Quarter	$ 0.69	$ 0.24
Second Quarter	0.91	0.47
Third Quarter	0.80	0.53
Fourth Quarter	0.68	0.36
Fiscal Year Ending September 30, 2005
First Quarter	$ 0.50	$ 0.22
Second Quarter (through March 31, 2005)	0.44	0.27
Third Quarter (through April 26, 2005)	0.33	0.25

DIVIDENDS

        We have never paid cash dividends on our Common Stock. We currently intend to retain all future earnings, if any, for use in our business and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

SELLING SECURITYHOLDERS

        In a transaction exempt from registration under Section 3(a)(9) of the Securities Act of 1933 on December 23, 2004 we completed an exchange offer effective September 30, 2004 pursuant to which holders of 8% Senior Subordinated Secured Convertible Notes due 2005 exchanged those Notes for shares of Common Stock and Modified 8% Notes due 2009. We agreed to use our best efforts to register the Common Stock, including the Common Stock that may be acquired upon conversion of the Modified 8% Notes due 2009.

         We are also registering 1,732,014 shares of Common Stock issuable upon the exercise of options held by certain of the selling securityholders. The options have an exercise price of $1.36 per share and they expire on September 30, 2009. Of these 1,732,014 shares, 1,630,148 shares are issuable upon the exercise of options held by William Hales, Hemagen’s President and Chief Executive Officer, and 101,866 shares are issuable upon the exercise of options held by Michael R. Ricci. All of these options were originally granted by Hemagen’s Board of Directors on September 30, 1999 in connection with the settlement of a consent solicitation approved by the shareholders involving Mr. Hales, Redwood Holdings, Inc. and certain affiliates of Redwood. The Board originally granted each of Redwood and Mr. Hales options to purchase 866,007 and allowed each party to transfer their options. Redwood Holdings transferred its 866,007 shares in 2001.

        With respect to the Common Stock that may be acquired upon conversion of the Modified 8% Notes due 2009, selling securityholders, including their transferees, pledges or donees or their successors, may from time to time after September 30, 2005 offer and sell any or all of such securities. With respect to the Common Stock issuable upon the exercise of options held by certain of the selling securityholders, the selling securityholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell any or all of such securities. The selling securityholders may offer all, some or none of the securities.

        The table below sets forth the name of each selling securityholder and shares of common stock that may be offered by each selling securityholder under this prospectus. Information about the selling securityholders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.

        Because the selling securityholders may offer all or some portion of the securities, we cannot estimate the amount of securities that may be held by the selling securityholders upon the completion of any sales. Therefore we have assumed for purposes of the following table that they sell all shares offered. For information on the procedure for sales by selling securityholders, read the disclosure under the heading “Plan of Distribution” below.

Name of Selling Securityholder	No. of Shares of Common Stock Owned Prior to Offering	No. of Shares of Common Stock Offered Hereby(1)	No. of Shares of Common Stock Owned After Offering	Percent (%) of Shares of Common Stock Owned After Offering(4)
William P. Hales(2)	3,506,198	2,974,998	531,200	3.5

Jonathan Rothschild	1,133,021	313,373	819,648	5.3

Allison Marie Corp.	896,763	862,083	34,680	*

Arthur E. Engel Trust Dated May 5, 1988	862,083	862,083	0	*

Taegen Corp.	906,827	761,827	145,000	*

Thomas E. Hales	477,917	431,042	46,875	*

The Aysseh Family LLC	476,042	431,042	45,000	*

BNC Bach International, Ltd.	431,042	431,042	0	*

Tenth Level Corp.	895,849	431,042	464,807	3.0

Carol J. Hochman, Trustee for Richard	382,333	344,833	37,500	*
Hochman Defined Benefit Plan

Brook Manor Holdings Corp	597,947	380,330	217,617	1.4

The Seiler Family Trust Dated June 27,	344,833	344,833	0	*
1995, Robert J. Selier Trustee

Ralph Mandarino	494,745	323,457	171,288	1.1

Dennis Galgano	311,750	258,625	53,125	*

Aron Rosenberg	285,354	280,354	5,000	*

Wayne Saker	266,750	258,625	8,125	*

Name of Selling Securityholder	No. of Shares of Common Stock Owned Prior to Offering	No. of Shares of Common Stock Offered Hereby(1)	No. of Shares of Common Stock Owned After Offering	Percent (%) of Shares of Common Stock Owned After Offering(4)

Charles Schwab & Co., Inc.	191,167	172,417	18,750	*
FBO: Richard H. Hochman
SEP IRA Dated March 31, 1998

Maria Molinsky	172,417	172,417	0	*

The Daniel Conners Trust	172,417	172,417	0	*

Tamir Koch	148,677	140,177	8,500	*

Jerome Toder & Mildred Toder, JTWROS	177,369	113,193	64,176	*

Eric Hackel	130,416	96,985	33,431	*

Allan Zavaro	95,583	86,208	9,375	*

A.F. Lehmkuhl	105,083	86,208	18,875	*

Richard H. Hochman	95,583	86,208	9,375	*

Gilad Ottensoser	92,996	75,433	17,563	*

Richard H. Hein Trust Dated June 12, 1995	95,583	86,208	9,375	*

Stifel Nicolaus & Co. F/B/O	86,208	86,208	0	*
NorDruk Partners Inv. Co Limited Partners

Stifel Nicolaus & Co. F/B/O	86,208	86,208	0	*
Peter D. Wierenga

Max M. Rothschild	97,559	63,859	33,700	*

Jack Polak	63,859	63,859	0	*

Stacy Halpern	76,859	63,859	13,000	*

Michael R. Ricci(3)	225,582	152,579	73,003	*

Joseph Kendelski	50,793	43,105	7,688	*

Trade Sources International	53,893	43,105	10,788	*

Name of Selling Securityholder	No. of Shares of Common Stock Owned Prior to Offering	No. of Shares of Common Stock Offered Hereby(1)	No. of Shares of Common Stock Owned After Offering	Percent (%) of Shares of Common Stock Owned After Offering(4)

Robert Chamow	52,893	43,105	9,788	*

John A. Ericsson	47,793	43,105	4,688	*

Ran Furman	47,793	43,105	4,688	*

Charles Goodin	63,793	43,105	20,688	*

Irwin Gruverman	47,793	43,105	4,688	*

James Wiley & Judith Wiley	57,793	43,105	14,688	*

Stifel Nicolaus & Co. F/B/O	43,105	43,105	0	*
Paul Drueke & Mary Jo Drueke

Stifel Nocolaus & Co. F/B/O	43,105	43,105	0	*
Gary R Kasier, TTEE
Gary R Kasier Revocable Trust Dated
November 19, 1997

KDP Enterprises	43,105	43,105	0	*

Cheryl Pearl	43,105	43,105	0	*

Robert B. Hasoloecher	59,105	43,105	16,000	*

Wexford Clearing C/F Craig Petrassi IRA	67,393	43,105	24,288	*
Dated August 21, 2002

Ari Soshtain	43,105	43,105	0	*

Jacqueline Waterman	19,117	17,242	1,875	*

Joan L Morgen	17,242	17,242	0	*

Francois & Kathy Levy	14,018	14,018	0	*

*Less than 1%.

(1)	Includes shares of Common Stock held by such selling securityholder, including shares of Common Stock that may be acquired by such selling securityholder upon conversion of Modified 8% Notes due 2009 which convert into Common Stock at the conversion price of $0.75 per share. Excludes fractional shares.
(2)	Includes options to purchase 1,731,148 shares exercisable within 60 days.
(3)	Includes options to purchase 101,866 shares exercisable within 60 days.
(4)	Based on number of shares of common stock beneficially owned by each selling securityholder as of April 26, 2005.

PLAN OF DISTRIBUTION

        The securities are being registered to permit the sale of such securities by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from their sales. We will bear the fees and expenses incurred in connection with our obligation to register the securities. These fees and expenses include registration and filing fees, printing and duplications expenses, fees and disbursements of our counsel and fees and disbursements of the registrar and transfer agent for the securities. However, the selling securityholders will pay all underwriting discounts, commissions and agent’s commissions, if any. The selling securityholders may offer and sell the Common Stock issued in the Exchange Offer and those that may be acquired upon conversion of the Modified 8% Notes due 2009 from time to time after September 30, 2005 in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

        Such sales may be effected by a variety of methods, including the following:

•	in market transactions;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, which may act as agents or principals;

•	directly to one or more purchasers;

•	on the OTC-BB;

•	through agents; or

•	in any combination of the above or by any other legally available means.

        In connection with the sales of the securities, the selling securityholders may enter into hedging transactions with broker-dealers (which may in turn engage in short sales of the offered securities), short and deliver the securities to close out such short positions, or loan or pledge the securities to broker-dealers that in turn may sell such securities.

        If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any securities through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the securities, we will file a post-effective amendment to the registration statement of which this prospectus is a part, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement.

        The underwriter or underwriters with respect to an underwritten offering of securities and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the securities, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

        To our knowledge, there are no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the securities by the selling securityholders. Selling securityholders may decide to sell only a portion of securities offered by them pursuant to this prospectus or may decide not to sell any of their securities under this prospectus. In addition, any selling securityholder may transfer, devise or give the securities by other means not described in this prospects. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended.

        The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

        Under the securities laws of certain states, the securities may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with. Each selling securityholder should consult its counsel regarding the application of the states’ Blue Sky or securities laws in connection with sales of the securities.

        We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and will be entitled to contribution from the selling securityholders in connection with those liabilities.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Keating Muething & Klekamp PLL, Cincinnati, Ohio.

INDEPENDENT AUDITORS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for Hemagen Diagnostics, Inc. for the year ended September 30, 2004 have been audited by Grant Thornton LLP, independent accountants, as stated in their report thereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses Of Issuance And Distribution.

        The following table sets forth the expenses in connection with the offering described in this Registration Statement:

Registration Fee	$ 359.00
Printing Costs	500.00
Legal fees and expenses	3,041.00
Accounting fees and expenses	1,000.00
Blue sky fees and expenses	5,000.00
Miscellaneous	100.00

Total	$ 10,000.00

        All of the above expenses other than the Registration Fee are estimates. All of the above expenses will be borne by the Registrant.

Item 15.    Indemnification Of Directors And Officers.

        Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by securityholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director’s fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was deemed illegal or obtaining an improper personal benefit. The Registrant’s Certificate of Incorporation includes the following language:

“To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.”

        Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Registrant, and, with respect to any criminal action, in which he had reasonable cause to believe his conduct was lawful. The Bylaws of the Registrant include the following provision:

“Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called “Indemnitees,” who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person, or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.”

Item 16.    Exhibits And Financial Statement Schedules.

Exhibit No.	Description of Document
3.1	Certificate of Incorporation (incorporated by reference from Registration Statement No. 33-52686-B)
3.2	Bylaws (incorporated by reference from Registration Statement No. 33-52686-B)
4.1	Specimen Stock Certificate (incorporated by reference from Registration Statement No. 33-52686-B)
5	Opinion of Keating, Muething & Klekamp, P.L.L.
23.1	Consent of Grant Thornton
23.2	Consent of Keating, Muething & Klekamp, P.L.L. (contained in Exhibit 5.1)
24	Powers of Attorney (contained on the signature page)

Item 17.    Undertakings.

    (a)        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)               To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

    (iii)               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        If the securities to be registered are to be offered at competitive bidding, the undersigned registrant hereby undertakes: (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

    (d)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (e)        The undersigned registrant hereby undertakes that:

    (1)        for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2)        for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Hemagen Diagnostics, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Columbia, State of Maryland, as of the 28th day of April, 2005.

HEMAGEN DIAGNOSTICS, INC. By: /s/William P. Hales —————————————— William P. Hales President & Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William P. Hales and Deborah F. Ricci, and each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) promulgated under of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/William P. Hales ----------------------------- William P. Hales	President & Chief Executive Officer, Director	April 28, 2005

/s/Alan S. Cohen ------------------------------ Alan S. Cohen	Director	April 28, 2005

/s/Richard W. Edwards ----------------------------- Richard W. Edwards	Director	April 28, 2005

/s/Edward T. Lutz ----------------------------- Edward T. Lutz	Director	April 28, 2005

/s/Deborah F. Ricci ----------------------------- Deborah F. Ricci	Chief Financial Officer	April 28, 2005